Exhibit 3.1

ARTICLES OF AMENDMENT

OF

FNB UNITED CORP.

FNB United Corp., a corporation organized and existing under the laws of the State of North Carolina, hereby submits these Articles of Amendment:

1. The name of the corporation is FNB United Corp.

2. The text of the amendment to the Articles of Incorporation of the corporation is as follows:

RESOLVED, that the Articles of Incorporation of this corporation be and hereby are amended by deleting the first sentence of Article IV in its entirety and inserting therefor the following:

“The aggregate number of shares that the corporation shall have authority to issue is 2,510,000,000 shares, consisting of 2,500,000,000 shares of Common Stock, no par value, and 10,000,0000 shares of Preferred Stock, par value $10.00 per share. Each share of common stock, par value $2.50 per share, of the corporation issued immediately prior to the time the Articles of Amendment with respect to this amendment become effective shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the corporation.”

3. The amendment was approved by the shareholders of the Corporation on October 19, 2011 in the manner required by the North Carolina Business Corporation Act.

This the 19th day of October, 2011.

FNB UNITED CORP.

By:	/s/ R. Larry Campbell
R. Larry Campbell, President